Exhibit 10.1


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement"), made in New York, New York as of December 5, 2006, between Escala Group, Inc., a Delaware corporation (the "Company"), and Matthew Walsh ("Executive").

     WHEREAS, the Company and Executive are parties to an Employment Agreement, dated as of May 11, 2006 (the "Original Agreement");

     WHEREAS, the parties desire to amend the Original Agreement in certain respects;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Original Agreement is hereby amended and restated in its entirety, and the Company and Executive agree as follows:

1. Term.

     Unless earlier terminated in accordance with Section 4 hereof, the term of this Agreement shall be the period commencing as of the date hereof and ending on June 30, 2009 (the "Term").

2. Employment.

     a. Employment by the Company. Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as the Chief Financial Officer, President and Acting Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the "Board of Directors"). Executive agrees to (i) serve as a member of the Board of Directors, without additional remuneration if appointed or elected to such position, (ii) resign as a member of the Board of Directors upon termination of his employment for any reason by him or the Company, and (iii) execute such documents and take such other action, if any, as may be requested by the Company to give effect to any such resignation.

     b. Performance of Duties. Throughout the Term, Executive shall faithfully and diligently perform Executive's duties in conformity with the directions of the Company and serve the Company to the best of Executive's ability. Executive shall devote his full business time and best efforts to the business and affairs of the Company. In his capacity as the Chief Financial Officer, President and Acting Chief Executive Officer of the Company, Executive shall have such duties and responsibilities as are customary for Executive's position and any other duties or responsibilities consistent with his position he may be assigned by the Board of Directors.

     c. Place of Performance. Executive shall be based at the Company's offices in West Caldwell, New Jersey. Executive recognizes that his duties will require, at the Company's expense, travel to domestic and international locations.


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3. Compensation and Benefits.

     a. Base Salary. The Company agrees to pay to Executive a base salary ("Base Salary") at the annual rate of $450,000. Payments of the Base Salary shall be payable in equal installments in accordance with the Company's standard payroll practices.

     b. Annual Performance Bonus for Fiscal Years 2007-2009. Executive shall be eligible to receive an annual cash bonus (the "Performance Bonus") for each of fiscal years 2007, 2008 and 2009. The Performance Bonus, if any, will be based on the extent to which individual and Company-wide performance goals established by the Company for each of fiscal years 2007, 2008 and 2009 have been met, but in no event will the Performance Bonus be less than (i) $100,000 per year, plus (ii) an additional amount equal to $100,000 in the event that during such fiscal year a sale or disposition of the assets comprising the North American Philatelic Auction Division is consummated (such amounts are hereinafter referred to as the "Guaranteed Performance Bonus"). Each Performance Bonus, if any, shall be paid within thirty days following the issuance of financial statements for the fiscal year in respect of which such bonus is payable, provided that in no event shall the Performance Bonus be paid later than the March 14 next occurring following the end of such fiscal year. Except as provided in Sections 5(c)(ii), 5(d)(ii) and 5(d)(iii), Executive must be employed by the Company on the last day of the fiscal year to be eligible for the Performance Bonus.

     c. Restricted Stock. The Company shall grant Executive 50,000 restricted shares of the Company's common stock, to vest in substantially equal increments on each of June 30, 2007, June 30, 2008 and June 30, 2009. The restricted shares shall be granted pursuant to a restricted stock agreement substantially in the form set forth on Exhibit A.

     d. Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by the Company to executives of the Company, including without limitation disability insurance and family medical insurance (subject to applicable employee contributions). Executive shall be entitled to receive twenty (20) days of annual paid vacation.

     e. Business Expenses. The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement. Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of vouchers in accordance with the Company's standard procedures.

     f. Non-Accountable Expense Allowance. The Company shall pay to Executive a non-accountable expense allowance equal to $12,000 per annum during the Term, payable in advance by July 31 of each year hereunder.


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     g.   Indemnification. The Company shall indemnify Executive, to the fullest extent permitted by law, for any and all liabilities to which he may be subject as a result of, in connection with or arising out of his employment by the Company hereunder, as well as the costs and expenses (including reasonable attorneys' fees) of any legal action brought or threatened to be brought against him or the Company or any of its affiliates as a result of, in connection with or arising out of such employment. Executive shall be entitled to the full protection of any insurance policies which the Company may elect to maintain generally for the benefit of its directors and officers.

     h. No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 3 and in Section 5 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 5 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.

     i. Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive's compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

4. Termination of Employment. Executive's employment hereunder may be terminated prior to the end of the Term under the following circumstances.

     a. Death. Executive's employment hereunder shall terminate upon Executive's death.

     b. Executive Becoming Totally Disabled. The Company may terminate Executive's employment hereunder at any time after Executive becomes "Totally Disabled." For purposes of this Agreement, Executive shall be "Totally Disabled" in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of 120 consecutive days due to physical or mental incapacity or impairment. During any period that Executive fails to perform Executive's duties hereunder as a result of incapacity due to physical or mental illness (the "Disability Period"), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive's employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company.

     c. Termination by the Company for Cause. The Company may terminate Executive's employment hereunder for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term "Cause" shall mean any of the following: (i) Executive's material neglect or failure or refusal to perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness); (ii) any act by or omission of Executive constituting gross negligence or willful misconduct in connection with the performance of his duties that could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any of its affiliates; (iii) Executive's conviction (including conviction on a nolo contendre plea) of a felony or any crime involving, in the good faith judgment of the


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          Company, fraud, dishonesty or moral turpitude; (iv) any material violation of the Company's Code of Ethics, as may be amended from time to time (the "Code of Ethics"); (v) the breach of an obligation set forth in Section 6; or (vi) any other material breach of this Agreement; provided, however, that a termination by the Company under Sections 4(c)(i) or 4(c)(vi) for Cause shall be effective only if, within 14 days following delivery of a written notice by the Company to Executive that the Company is terminating his employment for Cause which specifies in reasonable detail the basis therefor, Executive has failed to cure the circumstances giving rise to Cause.

     d. Termination by the Company Without Cause. The Company may terminate Executive's employment hereunder at any time for any reason or no reason by giving Executive thirty (30) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive's duties, positions and titles with the Company.

     e. Termination by Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason at any time after providing written notice to the Company. For purposes of this Agreement, the term "Good Reason" shall mean any of the following: (i) the Company decreases or fails to pay the compensation or benefits described in
          Section 3; (ii) Executive no longer holds the office of President;
          (iii) Executive's job site is relocated to a location which is more than 100 miles from West Caldwell, New Jersey, unless the parties mutually agree to such relocation or (iv) a Change in Control (as defined below) occurs; provided, however, that a termination by Executive for Good Reason shall be effective only if, within 14 days following delivery of a written notice by Executive to the Company that Executive is terminating his employment for Good Reason which specifies in reasonable detail the basis therefor, the Company has failed to cure the circumstances giving rise to Good Reason.

     f. Termination by Executive Without Good Reason. Executive may terminate his employment hereunder at any time for any reason or no reason by giving the Company ninety (90) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive's duties, positions and titles with the Company, and any such reduction or removal shall not constitute Good Reason.

     g. Change in Control. For purposes of this Agreement, "Change in Control" of the Company shall be conclusively deemed to have occurred if any of the following, and only if any of the following, shall have taken place:

          i. any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than Afinsa Bienes Tangibles, S.A. ("Afinsa"), any of Afinsa's affiliates, any court-appointed administrator, trustee or person acting in similar capacity on behalf of Afinsa, the Executive, any person with whom Executive is or was acting in concert, or their respective designee(s) or affiliate(s) or any combination thereof, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; provided, however, that a Change of Control shall not have occurred if all or some of the Company's securities acquired by such person are acquired from Afinsa or any of Afinsa's affiliates.


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

          ii. a merger or consolidation of the Company is consummated with any other corporation, other than (i) a merger or consolidation which would result in the holders of voting securities of the Company outstanding immediately prior thereto continuing to hold more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) acquires more than 50% of the combined voting power of the Company's then outstanding securities or a reverse takeover; or

          iii. a complete liquidation of the Company occurs, or a sale or disposition by the Company of all or substantially all of the Company's assets is consummated.

5. Compensation Following Termination Prior to the End of the Term. In the event that Executive's employment hereunder is terminated prior to the end of the Term, Executive shall be entitled only to the following compensation and benefits upon such termination:

     a. General. On any termination of Executive's employment, he shall be entitled to:

          i. any accrued but unpaid Base Salary for services rendered through the date of termination; provided, however, that in the event Executive's employment is terminated pursuant to Section 4(b), the amount of Base Salary received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company;

          ii. any Performance Bonus not yet paid for any fiscal year ending prior to the date of termination of Executive's employment (payable as and when such bonus would have been paid had Executive's employment continued);

          iii. any vacation accrued to the date of termination;

          iv. any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with Sections 3(e) of this Agreement; and

          v. receive any benefits to which he may be entitled upon termination pursuant to the plans and programs referred to in Section 3(d) hereof in accordance with the terms of such plans and programs or as may be required by applicable law, provided that in the event of any termination other than pursuant to Sections 4(c) or 4(f) hereof, Executive shall, if permissible under the terms of the applicable plan or program, be entitled to receive medical benefits for the greater of 12 months or the remainder of the Term on the same basis that he had been receiving such benefits immediately prior to such termination.


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

     b. Termination by the Company for Cause; Termination by Executive Without Good Reason. In the event that Executive's employment is terminated prior to the expiration of the Term by the Company for Cause pursuant to Section 4(c) or by Executive without Good Reason pursuant to
          Section 4(f), Executive shall be entitled only to those items identified in Section 5(a).

     c. Termination by Reason of Death or Executive Becoming Totally Disabled. In the event that Executive's employment is terminated prior to the expiration of the Term by reason of Executive's death pursuant to
          Section 4(a) or Executive becoming Totally Disabled pursuant to
          Section 4(b), Executive (or his estate, as the case may be) shall be entitled only to the following, to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"):

          i.   those items identified in Section 5(a);

          ii. a lump sum equal to the prorated portion of the Guaranteed Performance Bonus for the fiscal year in which Executive's employment terminated, based on the number of days Executive was employed by the Company in such fiscal year and

          (iv) A lump sum payment equal to twelve months of the Base Salary (as determined pursuant to Section 3(a)).


     d. Termination by the Company Without Cause; Termination by Executive for Good Reason. In the event that Executive's employment is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d) or by Executive for Good Reason pursuant to
          Section 4(e), Executive shall be entitled only to the following, to be paid as soon as practicable following the date of termination, but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code:

          i.   those items identified in Section 5(a);


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          ii.  a lump sum equal to the Guaranteed Performance Bonus for the fiscal year in which Executive's employment terminated;

          iii. in the event Executive terminates his employment for Good Reason pursuant to Section 4(e)(iv) ["Change of Control"], a lump sum equal to the Guaranteed Performance Bonus for each fiscal year remaining in the Term following the fiscal year in which Executive's employment terminated; and

          iv. a lump sum equal to the Base Salary (as determined pursuant to Section 3(a)) for twelve months; provided that such period shall be for the greater of (A) the remainder of the Term, and (B) twelve months if Executive terminates his employment for Good Reason pursuant to Section 4(e)(iv) ["Change of Control"];

     e. Effect of Material Breach of Section 6 on Compensation and Benefits Following Termination of Employment Pursuant to Section 5. If, at the time of termination of Executive's employment for any reason prior to the expiration of the Term or any time thereafter, Executive is in material breach of any covenant contained in Section 6 hereof, Executive (or his estate, as applicable) shall not be entitled to any payment (or if payments have commenced, any continued payment) under Sections 5(c)(ii), 5(c)(iii), 5(d)(ii), 5(d)(iii) or 5(d)(iv).

     f. No Further Liability; Release. Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive's employment and termination of employment. Other than providing the compensation and benefits provided for in accordance with this Section 5, the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 5 (other than payments required by law) is expressly conditioned upon the delivery by Executive to the Company of a release in form and substance satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive's employment by the Company and the termination of such employment and his service, if any, as a member of the Board of Directors and the cessation of such service.

6. Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics.


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     6.1   No Conflict; No Other Employment. During the period of Executive's employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive's duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.

     6.2   Noncompetition; Nonsolicitation.

     a. Executive acknowledges and recognizes the highly competitive nature of the Company's business and that access to the Company's confidential records and proprietary information renders him special and unique within the Company's industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) his employment with the Company and (ii) the period beginning on the date of termination of employment for any reason and ending one year after the date of termination of employment (the "Covered Time"), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business, provided that the provisions of this Section 6.2(a) will not be deemed breached merely because Executive owns less than 1% of the outstanding common stock of a publicly-traded company. For purposes of this Agreement, "Competing Business" shall mean (i) any business in which the Company is currently engaged anywhere in the world, including but not limited to (A) the marketing, production and sale of collectibles, including numismatic and philatelic material, by auction, as merchant-dealer or otherwise, and (B) the marketing, production and sale of third-party and owned material by auction; and (ii) any other business which the Company engages in anywhere in the world during the Term.

     b. In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during his employment and the Covered Time, he shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate;
(ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any customer, vendor or distributor of the Company or any of its affiliates with respect to any product or service being furnished, made, sold or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any customer of the Company or any affiliate to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer was originally established in whole or in part through Executive's efforts. For purposes of this Section 6.2(b) only, the terms "customer," "vendor" and "distributor" shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive's employment.


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     c.    During Executive's employment with the Company and during the Covered
Time, Executive agrees that upon the earlier of Executive's (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) receiving an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, Executive will (A) immediately provide notice to the Company of such circumstances and (B) provide copies of Section 6 of this Agreement to the Competitor. Executive further agrees that the Company may provide notice to a Competitor of Executive's obligations under this Agreement, including without limitation Executive's obligations pursuant to Section 6 hereof. For purposes of this Agreement, "Competitor" shall mean any entity (other than the Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.

     d. Executive understands that the provisions of this Section 6.2 may limit his ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 5 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive's education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

     6.3 Proprietary Information. Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Executive covenants that he shall not during the Term or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Executive acknowledges and understands that the term "proprietary information" includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates;
(b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its


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affiliates; (f) any business plans, budgets, advertising or marketing plans; (g)
any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term "proprietary information" shall not include information generally available to and known by the public or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

     6.4 Confidentiality and Surrender of Records. Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive's employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, "confidential records" means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive's possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

     6.5 Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

     6.6 Enforcement. Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6. Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.


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     6.7   Code of Ethics. Nothing in this Section 6 is intended to limit, modify or reduce Executive's obligations under the Company's Code of Ethics. Executive's obligations under this Section 6 are in addition to, and not in lieu of, Executive's obligations under the Code of Ethics. To the extent there is any inconsistency between this Section 6 and the Code of Ethics which would permit Executive to take any action or engage in any activity pursuant to this Section 6 which he would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

     7. Key Man Insurance. Executive recognizes and acknowledges that the Company or its affiliates may seek and purchase one or more policies providing key man life insurance with respect to Executive, the proceeds of which would be payable to the Company or such affiliate. Executive hereby consents to the Company or its affiliates seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at the Company's expense), execute such documents, and otherwise take any and all actions reasonably necessary or desirable in order for the Company or its affiliates to seek, purchase, and maintain in full force and effect such policy or policies.

     8.    Assignment and Transfer.

     a. Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Executive's consent to, any purchaser of all or substantially all of the Company's business or assets, or to any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).

     b. Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's estate.

     9.    Miscellaneous.

     a. Other Obligations. Executive represents and warrants that neither Executive's employment with the Company nor Executive's performance of Executive's obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have. Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

     b. Nondisclosure; Other Employers. Executive will not disclose to the Company, use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others. Executive represents and warrants that Executive does not possess any property, proprietary information, trade secrets and confidential business information belonging to any prior employers.

     c. Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company, to effect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

     d. Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided to him under Section 5 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided to Executive under Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive's employment or otherwise.

     e. Protection of Reputation. During the Term and thereafter, Executive agrees to take no action which is intended, or would reasonably be expected, to harm the Company or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company. Nothing herein shall prevent Executive from making any truthful statement in connection with any legal, arbitral or regulatory proceeding, or investigation by the Company or any governmental authority or regulatory agency or self-regulatory organization.

     f. Governing Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.

     g.    Arbitration.

     i. General. Executive and the Company specifically, knowingly, and voluntarily agree that they shall use final and binding arbitration to resolve any dispute (an "Arbitrable Dispute") between Executive, on the one hand, and the Company (or any affiliate of the Company), on the other hand. This arbitration agreement applies to all matters relating to this Agreement and Executive's employment with and/or termination of employment from the Company, including without limitation disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, any payments due hereunder and all claims arising out of any alleged discrimination, harassment or retaliation, including, but not limited to, those covered by Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Americans With Disabilities Act or any other federal, state or local law relating to discrimination in employment.

     ii. Injunctive Relief. Notwithstanding anything to the contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 6 of this Agreement. For purposes of seeking enforcement of Section 6, the Company and Executive hereby consent to the jurisdiction of any state or federal court sitting in the City, County and State of New York.

     iii. The Arbitration. Any arbitration pursuant to this Section 9(g) will take place in New York, New York, under the auspices of the American Arbitration Association, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect, and before a panel of three arbitrators selected in accordance with such rules. Judgment upon the award rendered by the arbitrators may be entered in any state or federal court sitting in the City, County and State of New York.

     iv. Fees and Expenses. In any arbitration pursuant to this Section 9(g), except as otherwise required by law, each party shall be responsible for the fees and expenses of its own attorneys and witnesses, and the fees and expenses of the arbitrators shall be divided equally between the Company, on the one hand, and Executive, on the other hand.

     v. Exclusive Forum. Except as permitted by Section 9(g)(ii) hereof, arbitration in the manner described in this Section 9(g) shall be the exclusive forum for any Arbitrable Dispute. Except as permitted by Section 9(g)(ii), should Executive or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section 9(g), the responding party shall be entitled to recover from the initiating party all damages, expenses, and attorneys' fees incurred as a result of that breach.

     h. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto in respect of Executive's employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive's employment, including all prior employment agreements between the Company and Executive (including, without limitation, the letter agreement between the Company and Executive dated April 3, 2006, the Original Agreement and the Matthew Walsh Incentive Compensation Program), which agreement(s) hereby are terminated and shall be of no further force or effect.

     i. Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

     j. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

     k. Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein, the words "day" or "days" shall mean a calendar day or days.

     l. Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

     m. Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (i) in the case of the Company, to Escala Group, Inc., 775 Passaic Avenue, West Caldwell, New Jersey 07006, attn: General Counsel, with a copy to Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, attn.: Scott S. Rosenblum, Esq.; and (ii) in the case of Executive, to Executive's last known address as reflected in the Company's records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

     n. Assistance in Proceedings, Etc. Executive shall, without additional compensation, during and after the Term, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates.

     o. Survival. Cessation or termination of Executive's employment with the Company shall not result in termination of this Agreement. The respective obligations of Executive and the Company as provided in Sections 5, 6, 8 and 9 of this Agreement shall survive cessation or termination of Executive's employment hereunder.

     p. Section 409A of the Code. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Code. Executive and the Company agree that in the event the Company reasonably determines that the terms hereof would result in Executive being subject to tax under Section 409A of the Code, Executive and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder.


     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an individual thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.





ESCALA GROUP, INC.                           EXECUTIVE:



By:
    --------------------------------         -----------------------------------
    Name:                                    Matthew Walsh
    Title

                               Escala Group, Inc.
                    Employee Restricted Stock Grant Agreement


THIS AGREEMENT, made as of February 7, 2007, between Escala Group, Inc. (the "Company") and Matthew Walsh (the "Participant").

     WHEREAS, the Company has adopted and maintains its 1997 Stock Incentive Plan (the "Plan") to provide for officers, other employees and directors of, and consultants to, the Company and its subsidiaries an incentive (a) to enter into and remain in the service of the Company, (b) to enhance the long-term performance of the Company, and (c) to acquire a proprietary interest in the success of the Company;

     WHEREAS, the Plan provides that the Stock Option Committee of the Board of Directors of the Company (the "Committee") shall administer the Plan and determine the key persons to whom awards shall be granted and the amount and type of such awards; and

     WHEREAS, the Company has entered into an employment agreement with the Participant, dated as of December 5, 2006 (the "Employment Agreement"), which provides that the Company shall grant restricted stock to the Participant;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:


1. Grant of Restricted Stock. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Committee hereby grants to the Participant 50,000 restricted shares (the "Restricted Stock") of common stock of the Company ("Common Stock").

2.   Grant Date. The Grant Date of the Restricted Stock is February 7, 2007.

3. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern. Except as otherwise provided herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan.

4. Vesting. Subject to the further provisions of this Agreement, the Restricted Stock shall vest on the following dates, each of which shall be referred to as a "Vesting Date:"

                                                Number of shares of
                                              Restricted Stock vesting
                  Vesting Date                     on such date
           -------------------------- ------------------------------------------

                  June 30, 2007                        16,666
           -------------------------- ------------------------------------------

                  June 30, 2008                        16,667
           -------------------------- ------------------------------------------

                  June 30, 2009                        16,667
           -------------------------- ------------------------------------------

5. Restrictions on Transferability. Until a share of Restricted Stock vests, the Participant shall not transfer the Participant's rights to such share of Restricted Stock or to any rights related thereto. Any attempt to transfer unvested shares of Restricted Stock or any rights related thereto, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, shall not vest the transferee with any interest or right in or with respect to such shares of Restricted Stock or such related rights.

6. Termination of Service. In the event that the Participant's employment with the Company terminates for any reason before all the shares of Restricted Stock are vested, all unvested shares of Restricted Stock, together with any property received in respect of such shares, as set forth in Section 9 hereof, shall be forfeited as of the date Participant's employment terminates, and the Participant promptly shall return to the Company any certificates evidencing such shares, together with any cash dividends or other property received in respect of such shares.

7.   Issuance of Certificates.

     (a) Reasonably promptly after the Grant Date, the Company shall issue stock certificates, registered in the name of the Participant, evidencing the shares of Restricted Stock or shall instruct its transfer agent to issue shares of Restricted Stock which shall be maintained in book entry form on the books of the transfer agent. The Restricted Stock, if certificated, shall bear the following legend:

     "THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION ENCUMBRANCE OR OTHER

     DISPOSAL OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO

     THE TERMS OF THE ESCALA GROUP, INC.'S 1997 STOCK INCENTIVE PLAN AND A

     RESTRICTED STOCK GRANT AGREEMENT BETWEEN ESCALA GROUP, INC. AND THE HOLDER

     OF RECORD OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. NO TRANSFER OF

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN CONTRAVENTION OF SUCH

     PLAN AND RESTRICTED STOCK GRANT AGREEMENT SHALL BE VALID OR EFFECTIVE.

     COPIES OF SUCH AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST MADE BY THE

     HOLDER OF RECORD OF THE CERTIFICATE TO THE SECRETARY OF ESCALA GROUP, INC."


If the Restricted Stock is in book entry form, it shall be subject to electronic coding or stop order indicating that such shares of Restricted Stock are restricted by the terms of this Agreement and the Plan. Such legend, electronic coding or stop order shall not be removed until such shares of Restricted Stock vest.

     (b) Each certificate issued pursuant to Section 7(a) hereof, together with the stock powers relating to such shares of Restricted Stock, shall be held in escrow by the Company. The Company shall issue to the Participant a receipt evidencing the certificates held by it which are registered in the name of the Participant.

     (c) Reasonably promptly after the Restricted Stock vests pursuant to
Section 4 hereof, (i) in the case of certificated shares, in exchange for the surrender to the Company of the certificate evidencing the Restricted Stock, delivered to the Participant under Section 7(a) hereof, and the certificates evidencing any other securities received in respect of such shares, if any, the Company shall issue and deliver to the Participant (or the Participant's legal representative, beneficiary or heir) a certificate evidencing the Restricted Stock and such other securities, free of the legend provided in Section 7(a) hereof and (ii) in the case of book entry shares, the Company shall cause to be lifted and removed any electronic coding or stop order established pursuant to
Section 7(a) hereof.

     (d) The Company may require as a condition of the delivery of stock certificates or the lifting or removal of any electronic coding or stop order with respect to book entry shares pursuant to Section 7(b) hereof that the Participant remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to the vesting of the shares represented by such certificate. The Committee, in its sole discretion, may permit the Participant to satisfy such obligation by delivering shares of Common Stock or by directing the Company to withhold from delivery shares of Common Stock, in either case valued at their Fair Market Value on the Vesting Date with fractional shares being settled in cash.

     (e) The Participant shall not be deemed for any purpose to be, or have rights as, a shareholder of the Company by virtue of the grant of Restricted Stock, except to the extent a stock certificate is issued therefor or an appropriate book entry is made on the books of the transfer agent reflecting the issuance thereof pursuant to Section 7(a) hereof, and then only from the date such certificate is issued or such book entry is made. Upon the issuance of a stock certificate or the making of an appropriate book entry on the books of the transfer agent, the Participant shall have the rights of a shareholder with respect to the Restricted Stock, including the right to vote the shares, subject to the restrictions on transferability and the forfeiture provisions, as set forth in this Agreement.

8. Securities Matters. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (the "1933 Act") of any interests in the Plan or any shares of Common Stock to be issued thereunder or to effect similar compliance under any state laws. The Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant hereto unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable. The Participant specifically understands and agrees that the shares of Common Stock, if and when issued, may be "restricted securities," as that term is defined in Rule 144 under the 1933 Act and, accordingly, the Participant may be required to hold the shares indefinitely unless they are registered under such Act or an exemption from such registration is available.

9. Dividends, etc. Unless the Board of Directors otherwise determines, any property, including cash dividends, received by the Participant with respect to a share of Restricted Stock as a result of any dividend, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, will not vest until such share of Restricted Stock vests, and shall be held in escrow by the Company. The Company shall issue to the Participant a receipt evidencing the property held by it in respect of the Restricted Stock. Any cash dividends or other property (but not including securities) received by a Participant with respect to a share of Restricted Stock shall be returned to the Company in the event such share of Restricted Stock is forfeited. Any securities received by a Participant with respect to a share of Restricted Stock as a result of any dividend, recapitalization, merger, consolidation, combination, exchange of shares or otherwise will not vest until such share of Restricted Stock vests and shall be forfeited if such share of Restricted Stock is forfeited. Unless the Committee otherwise determines, such securities shall bear a legend or be subject to an electronic coding or stop order, as set forth in Section 7(a) hereof.

10. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.

11. Right of Discharge Preserved. Nothing in this Agreement shall confer upon the Participant the right to continue in the employ or other service of the Company, or affect any right which the Company may have to terminate such employment or service.

12. Integration. This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the provisions governing conflict of laws.

15.  Obligation to Notify. If the Participant makes the election permitted under
     Section 83(b) of the Internal Revenue Code of 1986, as amended (that is, an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), the Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service and shall within the same 10-day period remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to such inclusion in Participant's income. The Participant should consult with his or her tax advisor to determine the tax consequences of acquiring the Restricted Stock and the advantages and disadvantages of filing the Section 83(b) election. The Participant acknowledges that it is his or her sole responsibility, and not the Company's, to file a timely election under Section 83(b), even if the Participant requests the Company or its representatives to make this filing on his or her behalf.

16. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Restricted Stock shall be final and conclusive.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.


                                     ESCALA GROUP, INC.

                                     By:
                                             ------------------------------
                                     Name:
                                             ------------------------------
                                     Title:
                                             ------------------------------

                                     --------------------------------------
                                     Matthew Walsh